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Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization
U.S. Subsidiaries
Veeco APAC Inc.	DE
Veeco Flow Technologies LLC	DE
Veeco Process Equipment Inc.	DE
Veeco TK LLC	DE
Foreign Subsidiaries
Nihon Veeco K.K.	Japan
Veeco Asia Pte. Ltd.	Singapore
Veeco Malaysia Sdn. Bhd.	Malaysia
Veeco Korea LLC	Korea
Veeco Instruments GmbH	Germany
Veeco Instruments Limited	England
Veeco Instruments S.A.S.	France
Veeco Instruments B.V.	Netherlands
Veeco Instruments (Shanghai) Co. Ltd.	China
Veeco Taiwan Inc.	Taiwan

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  Exhibit 21.1
Subsidiaries of the Registrant